 As filed with the Securities and Exchange Commission on March 20, 2012

Registration No. 333-177323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCZ TECHNOLOGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3651093
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

6373 San Ignacio Avenue
San Jose, California	95119
(Address of Principal Executive Offices)	(Zip Code)

OCZ TECHNOLOGY GROUP, INC. 2004 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Arthur F. Knapp, Jr.

Chief Financial Officer

OCZ Technology Group, Inc.

6373 San Ignacio Avenue

San Jose, California, 95119

(408) 733-8400

(Name, Address and Telephone

Number, including Area Code, of Agent for Service)

With a copy to:

Phillip J. Niehoff, Esq.

Mayer Brown LLP

71 S. Wacker Drive

Chicago, Illinois, 60606

(312) 701-7843

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 previously filed by OCZ Technology Group, Inc. with the Securities and Exchange Commission (the “Commission”) on October 14, 2011 (Commission File No. 333-177323) is being filed solely for the purpose of adding conformed signatures to the previously filed Exhibits 23.2 and 23.3.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, OCZ Technology Group, Inc. is sometimes referred to as “Registrant,” the “Company,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information.  We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)  The Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 filed with the Commission on May 17, 2011, as amended on May 31, 2011.

(b)  The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2011, filed with the Commission on July 15, 2011.

(c)  The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2011, filed with the Commission on October 12, 2011, as amended on October 13, 2011.

(d)  The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, filed with the Commission on January 17, 2012.

(e) The Company’s Current Reports on Form 8-K filed with the Commission on March 18, 2011, March 28, 2011, as amended by the Company’s Current Report on Form 8-K/A filed with the Commission on June 3, 2011, April 13, 2011, April 25, 2011, September 30, 2011, October 28, 2011, January 13, 2012, February 1, 2012 and February 13, 2012.

(f)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(g)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, pursuant to Section 12(g) of the Exchange Act, File No. 000-53633, filed with the Securities and Exchange Commission on September 30, 2009, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Item 2.02 and Item 7.01 and any related exhibits furnished under Item 9.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 and 7.01 and any related exhibits furnished under Item 9.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

As permitted by the DGCL, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•            For any breach of the director’s duty of loyalty to us or our stockholders;

•            For any breach of the director’s duty of loyalty to us or our stockholders;

•            For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•            Under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•            For any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145 of the DGCL also provides that a corporation has the power to maintain insurance on behalf of its directors and officers against any liability asserted against those persons and incurred by them in their capacity as directors or officers, as applicable, whether or not the corporation would have the power to indemnify them against liability under the provisions of Section 145 of the DGCL.

Our Certificate of Incorporation and Bylaws also provide for the indemnification of our directors and officers to the fullest extent authorized by the DGCL. The indemnification provided under our Certificate of Incorporation and Bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. We intend to maintain director and officer liability insurance on behalf of our directors and officers.

The foregoing summaries are necessarily subject to the complete text of the DGCL, our Certificate of Incorporation and Bylaws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 20, 2012.

OCZ TECHNOLOGY GROUP, INC.

By:	/S/ ARTHUR F. KNAPP, JR.
Arthur F. Knapp, Jr. Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ **	Chief Executive Officer, Director	March 20, 2012
Ryan M. Petersen	(Principal Executive Officer)

/S/ ARTHUR F. KNAPP, JR.	Chief Financial Officer	March 20, 2012
Arthur F. Knapp, Jr.	(Principal Financial Officer)

/S/ **	Director	March 20, 2012
Adam J. Epstein

/S/ **	Director	March 20, 2012
Russell J. Knittel

/S/ **	Director	March 20, 2012
Richard L. Hunter

/S/ **	Director	March 20, 2012
Ralph Schmitt

** /S/ ARTHUR F. KNAPP, JR. Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
5.1	Opinion regarding legality (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed on October 14, 2011).
10.1	OCZ Technology Group, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed on October 14, 2011).
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm - Crowe Horwath LLP. (1)
23.3	Consent of Independent Registered Public Accounting Firm - Crowe Clark Whitehill LLP. (1)
24.1	Power of Attorney (included in signature pages to the Company’s Registration Statement on Form S-8 filed on October 14, 2011).

(1)	Filed herewith.